Exhibit 99.1

Magnolia Oil & Gas Completes Acquisition of WildFire Energy

Houston, TX, September 10, 2026 – Magnolia Oil & Gas Corporation (NYSE: MGY) announced today that it has completed its previously announced acquisition of WildFire Energy.

About Magnolia Oil & Gas

Magnolia (MGY) is a publicly traded oil and gas exploration and production company with operations primarily concentrated in South Texas in the core of the Eagle Ford Shale and Austin Chalk formations. Magnolia focuses on generating value for shareholders by delivering steady, moderate annual production growth resulting from its disciplined and efficient philosophy toward capital spending. The Company strives to generate high pre-tax operating margins and consistent free cash flow allowing for strong cash returns to our shareholders. For more information, visit www.magnoliaoilgas.com.

Contacts

Investors

Tom Fitter

713-331-4802

tfitter@mgyoil.com

Media

Christina Kuhl

713-314-4849

ckuhl@mgyoil.com